Exhibit 10.3

TANG CAPITAL ACQUISITION CORP.

FORM OF DIRECTOR OPTION AGREEMENT

Tang Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), and [name of director] (the “Director”) enter into this Director Option Agreement (this “Agreement”), effective [●], 2026 (the “Grant Date”), and agree as follows:

1. Grant.The Company grants the Director an option (the “Option”) to purchase 10,000 ordinary shares of the Company, par value $0.0001 per share (the “Shares”), at $25.00 per Share, in consideration of the Director’s service on the Company’s board of directors. The Option is granted outside of any equity incentive plan and is not an incentive stock option under Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

2. Vesting.The Option will vest and become exercisable following the consummation of the Company's initial business combination (the “Business Combination”), subject to the Director’s continued service on the board through such date, as described in its initial public offering prospectus. Any unvested portion of the Option is forfeited when the Director’s service ends.

3. Exercise; Term.The Option, to the extent vested, may be exercised by written notice to the Company and payment of the exercise price in cash or, with the Company’s consent, by net settlement in Shares based on their fair market value on the exercise date. The Option expires on the 10th anniversary of the Grant Date and, if the Company liquidates without consummating a Business Combination, terminates upon the liquidation without consideration.

4. Adjustment.The number and kind of shares subject to the Option and the exercise price will be equitably adjusted for any share split, subdivision, consolidation, capitalization, share dividend, reorganization, recapitalization or similar event.

5. No Transfer.The Option is not transferable other than by will or intestacy and is exercisable during the Director’s lifetime only by the Director.

6. Securities Matters.The Option and the Shares have not been registered under the U.S. Securities Act of 1933, as amended. The Director is acquiring the Option, and will acquire any Shares, for the Director’s own account for investment and not with a view to distribution. The Shares may not be sold except pursuant to an effective registration statement or an available exemption, the Company may note these restrictions in its register of members, and the Company has no obligation to register the Option or the Shares.

7. Trust Account Waiver.The Director waives any right, title, interest or claim against the trust account established in connection with the Company’s initial public offering, and any funds held in it, arising out of or relating to this Agreement, and will not seek recourse against the trust account for any reason.

8. No Other Rights.The Director has no rights as a shareholder with respect to Shares subject to the Option until such Shares are issued upon exercise. Nothing in this Agreement confers any right to continued service.

9. General.This Agreement is the entire agreement of the parties with respect to the Option, may be amended only in a writing signed by both parties, may be executed in counterparts (including electronically) and is governed by the laws of the State of New York. The Option is intended to be exempt from Section 409A of the Code, and this Agreement will be interpreted accordingly.

TANG CAPITAL ACQUISITION CORP.

By:
Kevin Tang
Chief Executive Officer

DIRECTOR

[Name of director]